Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Aptorum Group Limited (the “Company”) on Form F-3 of our report dated April 15, 2019, with respect to our audits of the consolidated balance sheets (successor basis) of the Company as of December 31, 2018 and 2017, the related consolidated statements (successor basis) of operations and comprehensive loss, equity and cash flows for the year ended December 31, 2018 and the period March 1, 2017 through December 31, 2017, and the statements (predecessor basis) of operations, changes in net assets and cash flows for the period January 1, 2017 through February 28, 2017 appearing in the Annual Report on Form 20-F of Aptorum Group Limited for the year ended December 31, 2018. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

New York, New York

December 18, 2019